Exhibit 99.1

Twin Disc Announces Full Year and Fourth Quarter Results

MILWAUKEE, Wis., August 21, 2025 (GLOBE NEWSWIRE) -- Twin Disc, Inc. (NASDAQ: TWIN) today reported results for the fourth quarter and full fiscal year 2025 ended June 30, 2025.

Fiscal Full Year 2025 Highlights

●	Sales increased 15.5% year-over-year to $340.7 million
●	Net loss attributable to Twin Disc was ($1.9) million
●	EBITDA* of $19.0 million, including the impact from currency translation loss, stock based compensation, and other items
●	Operating cash flow of $24.0 million and Free cash flow* of $8.8 million
●	Healthy six-month backlog of $150.5 million supported by strong ongoing order activity

Fiscal Fourth Quarter 2025 Highlights

●	Sales increased 14.5% year-over-year to $96.7 million
●	Net income attributable to Twin Disc was $1.4 million
●	EBITDA* of $7.0 million, including the impact from currency translation loss, stock based compensation, and other items
●	Operating cash flow of $16.4 million and Free cash flow* of $8.7 million

CEO Perspective

“We closed out the fiscal year with our strongest quarter, a reflection of the team’s consistent execution and resilience in dynamic markets. Marine and Propulsion led the way with robust defense-driven demand, while Industrial saw steady recovery and increased shipments late in the year. Although oil and gas remained challenged, we continued to advance our electrification strategy with new e-frac activity. Throughout the year, we maintained pricing discipline and protected margins, even as we managed through tariff noise and ongoing cost pressures. Our recent acquisitions expanded our global footprint and diversified our end markets, reinforcing the strength of our platform,” commented John H. Batten, President and Chief Executive Officer of Twin Disc.

“As we enter the new fiscal year, we are in a stronger position both operationally and strategically, supported by a healthy backlog, greater organizational agility, and our integration efforts that are creating new commercial opportunities across regions and segments. Our established presence in the defense market, reinforced by a steady flow of strong customer inquiries, positions us to capture additional growth. Looking ahead, we are committed to driving growth, maintaining disciplined operations, and executing on our long-term value creation strategy,” concluded Mr. Batten.

Fourth Quarter and Full-Year Results

Sales for the fiscal 2025 fourth quarter increased 14.5% year-over-year to $96.7 million and fiscal 2025 full year sales increased 15.4% to $340.7 million when compared to the prior year. Fourth quarter and full year sales growth were both driven by demand for the Company’s Land-Based Transmissions markets, with strength in Marine and Propulsion Systems and a stabilization in the Industrial segment. On an organic basis*, which excludes the impacts of acquisitions and foreign currency exchange, fourth quarter revenue decreased 8.4% year-over-year, due primarily to reduced shipments of oil and gas transmissions into China. For the fiscal 2025 full year, revenue increased 1.0% on an organic basis when compared to the prior year.

Sales by product group (certain amounts have been reclassified from Marine and Propulsion to Other):

Product Group	Q4 FY25 Sales	Q4 FY24 Sales	Change (%)
(Thousands of $):
Marine and Propulsion Systems	$53,011	$47,228	12.2%
Land-Based Transmissions	26,122	24,989	4.5%
Industrial	13,141	7,219	82.0%
Other	4,404	4,982	-11.6%
Total	$96,678	$84,418	14.5%

Product Group	FY25 Sales	FY24 Sales	Change (%)
(Thousands of $):
Marine and Propulsion Systems	$201,101	$171,765	17.1%
Land-Based Transmissions	80,192	78,519	2.1%
Industrial	41,502	25,669	61.7%
Other	17,943	19,174	(6.4%)
Total	$340,738	$295,127	15.5%

For the fiscal 2025 full year, Twin Disc delivered double-digit growth year-over-year in the European and Asia-Pacific regions including the impact of acquisitions. The distribution of sales across geographical regions shifted, with a greater proportion of sales coming from Europe, and a lower proportion coming from the Asia-Pacific region.

Gross profit increased 19.7% to $30.0 million compared to $25.1 million for the fourth quarter of fiscal 2025. Fourth quarter gross margin improved approximately 130 basis points to 31.0% from the prior year period, supported by a favorable product mix and one-time cost capitalization adjustments in Katsa inventory. For the fiscal 2025 full year, gross profit increased 11.3% to $92.7 million, and gross margin decreased approximately 100 basis points to 27.2%.

Marketing, engineering and administrative (ME&A) expenses increased by $4.3 million, or 20.9%, to $24.6 million, compared to $20.4 million in the prior year period. The increased ME&A expense was primarily driven by the addition of Katsa and Kobelt, in addition to an increase in professional fees and an inflationary impact on wages and benefits. For the fiscal 2025 full year, ME&A expense increased 15.1% to $82.4 million, primarily driven by the same factors driving the fourth quarter increase, noted above.

Net income attributable to Twin Disc for the fourth quarter of fiscal 2025 was $1.4 million, or $0.10 per diluted share, compared to net income attributable to Twin Disc of $7.4 million, or $0.53 per diluted share, for the fourth quarter of fiscal 2024. For the fiscal 2025 full year, the Company generated a net loss attributable to Twin Disc of ($1.9 million), or ($0.14) per diluted share, a decrease of 116.8% and 116.5%, respectively, from fiscal 2024 full year. Earnings before interest, taxes, depreciation, and amortization (EBITDA) were $7.0 million in the fourth quarter, down 40.4% compared to the fourth quarter of fiscal 2024. The year-over-year change was driven by increased currency translation losses, higher operating expenses, and stock based compensation. Full year fiscal 2025 EBITDA decreased 28.3% to $19.0 million from $26.5 million in fiscal 2024. This change was driven by increased currency translation losses, stock based compensation, and inventory adjustments.

Certain items impacting EBITDA for the fourth quarter and full year of fiscal 2025 and 2024 include:

(Thousands of $):	Q4 FY25	Q4 FY24	FY25	FY24
Restructuring	$52	$11	$408	$218
Non-cash stock based compensation	1,389	1,373	4,068	3,383
Non-cash strategic inventory write-down	-	-	1,579	3,099
Acquisition costs	40	488	839	856
Non-cash bargain purchase gain	-	(3,724)	-	(3,724)
Currency translation (gain)/loss	2,935	(703)	4,825	(377)
Non-cash defined benefit pension amortization	191	(258)	885	(1,076)

On a consolidated basis, the backlog of orders to be shipped over the next six months is approximately $150.5 million at the end of the fourth quarter, compared to $133.7 million at the end of the third quarter. As a percentage of six-month backlog, inventory decreased from 103.2% at the end of the third quarter, to 101.0% at the end of the fourth quarter. Compared to the end of fiscal 2024, cash decreased 19.7% to $16.1 million, total debt increased 21.8% to $31.4 million, and net debt* increased $9.6 million to $15.3 million. The increase was primarily attributable to higher long-term debt related to the Katsa and Kobelt acquisitions.

CFO Perspective

Jeffrey S. Knutson, Vice President of Finance, Chief Financial Officer, Treasurer and Secretary, stated, “We’re pleased with our financial performance this year, marked by disciplined execution and strong integration progress. Our inventory is well positioned to support demand heading into the new year, and our cash position remains healthy, giving us flexibility to invest in growth while maintaining a strong balance sheet. With continued progress on global manufacturing optimization, we’re well equipped to scale efficiently and support sustainable profitability.”

Discussion of Results

Twin Disc will host a conference call to discuss these results and to answer questions at 9:00 a.m. Eastern time on August 21, 2025. The live audio webcast will be available on Twin Disc’s website at https://ir.twindisc.com. To participate in the conference call, please dial (646) 307-1963 approximately ten minutes before the call is scheduled to begin. A replay of the webcast will be available at https://ir.twindisc.com shortly after the call until August 21, 2026.

About Twin Disc

Twin Disc, Inc. designs, manufactures, and sells marine and heavy-duty off-highway power transmission equipment. Products offered include marine transmissions, azimuth drives, surface drives, propellers, and boat management systems, as well as power-shift transmissions, hydraulic torque converters, power take-offs, industrial clutches, and control systems. The Company sells its products to customers primarily in the pleasure craft, commercial and military marine markets, as well as in the energy and natural resources, government, and industrial markets. The Company’s worldwide sales to both domestic and foreign customers are transacted through a direct sales force and a distributor network. For more information, please visit www.twindisc.com.

Forward-Looking Statements

This press release may contain statements that are forward looking as defined by the Securities and Exchange Commission in its rules, regulations, and releases. The words “anticipates,” “believes,” “intends,” “estimates,” and “expects,” or similar anticipatory expressions, usually identify forward-looking statements. The Company intends that such forward-looking statements qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. All forward-looking statements are based on current expectations and are subject to certain risks and uncertainties that could cause actual results or outcomes to differ materially from current expectations. Such risks and uncertainties include the impact of general economic conditions and the cyclical nature of many of the Company’s product markets; foreign currency risks and other risks associated with the Company’s international sales and operations; the ability of the Company to successfully implement price increases to offset increasing commodity costs; the ability of the Company to generate sufficient cash to pay its indebtedness as it becomes due; and the possibility of unforeseen tax consequences and the impact of tax reform in the U.S. or other jurisdictions. These and other risks are described under the caption “Risk Factors” in Item 1A of the Company’s most recent Form 10-K filed with the Securities and Exchange Commission, as supplemented in subsequent periodic reports filed with the Securities and Exchange Commission. Accordingly, the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved. The Company assumes no obligation, and disclaims any obligation, to publicly update or revise any forward-looking statements to reflect subsequent events, new information, or otherwise.

*Non-GAAP Financial Information

Financial information excluding the impact of asset impairments, restructuring charges, foreign currency exchange rate changes and the impact of acquisitions, if any, in this press release are not measures that are defined in U.S. Generally Accepted Accounting Principles (“GAAP”). These items are measures that management believes are important to adjust for in order to have a meaningful comparison to prior and future periods and to provide a basis for future projections and for estimating our earnings growth prospects. Non-GAAP measures are used by management as a performance measure to judge profitability of our business absent the impact of foreign currency exchange rate changes and acquisitions. Management analyzes the company’s business performance and trends excluding these amounts. These measures, as well as EBITDA, provide a more consistent view of performance than the closest GAAP equivalent for management and investors. Management compensates for this by using these measures in combination with the GAAP measures. The presentation of the non-GAAP measures in this press release are made alongside the most directly comparable GAAP measures.

Definitions

Organic net sales is defined respectively as net sales excluding the recent acquisitions of Katsa and Kobelt while adjusting for the effects of foreign currency exchange.

Earnings before interest, taxes, depreciation, and amortization (EBITDA) is calculated as net earnings or loss excluding interest expense, the provision or benefit for income taxes, depreciation, and amortization expenses.

Net debt is calculated as total debt less cash.

Free cash flow is calculated as net cash provided (used) by operating activities less acquisition of fixed assets.

Investors:

Riveron

TwinDiscIR@Riveron.com

Source: Twin Disc, Incorporated

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND

COMPREHENSIVE INCOME (LOSS)

(In thousands, except per-share data; unaudited)

	For the Quarter Ended		For the Year Ended
	June 30, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Net sales	$96,678	$84,418	$340,738	$295,127
Cost of goods sold	66,660	59,332	246,433	208,709
Cost of goods sold - Other	-	-	1,579	3,099
Gross profit	30,018	25,086	92,726	83,319

Marketing, engineering, and administrative expenses	24,620	20,356	82,431	71,622
Restructuring expenses	53	11	408	218
Income from operations	5,345	4,719	9,887	11,479

Other (expense) income:
Interest expense	(855)	(394)	(2,646)	(1,443)
Bargain purchase gain		3,724		3,724
Other (expense) income, net	(2,947)	961	(5,472)	1,607
	(3,802)	4,291	(8,118)	3,888

Income before income taxes and noncontrolling interest	1,543	9,010	1,769	15,367
Income tax expense	47	1,515	3,368	4,121
Net income (loss)	1,496	7,495	(1,599)	11,246
Less: Net earnings attributable to noncontrolling interest, net of tax	(72)	(85)	(295)	(258)
Net income (loss) attributable to Twin Disc, Incorporated	$1,424	$7,410	$(1,894)	$10,988

Dividends per share	$0.04	$0.04	$0.16	$0.12

Income (loss) per share data:
Basic income (loss) per share attributable to Twin Disc, Incorporated common shareholders	$0.10	$0.54	$(0.14)	$0.80
Diluted income (loss) per share attributable to Twin Disc, Incorporated common shareholders	$0.10	$0.53	$(0.14)	$0.79

Weighted average shares outstanding data:
Basic shares outstanding	13,897	13,748	13,856	13,683
Diluted shares outstanding	13,971	13,911	13,856	13,877

Comprehensive income
Net income (loss)	$1,496	$7,495	$(1,599)	$11,246
Benefit plan adjustments, net of income taxes	(2,153)	(191)	(3,399)	(2,114)
Foreign currency translation adjustment	16,120	1,587	15,924	657
Unrealized (loss) gain on hedges, net of income taxes	(1,491)	120	(1,851)	46
Comprehensive income	13,972	9,011	9,075	9,835
Less: Comprehensive (loss) income attributable to noncontrolling interest	158	(42)	334	182
Comprehensive income attributable to Twin Disc, Incorporated	$13,814	$9,053	$8,741	$9,653

RECONCILIATION OF CONSOLIDATED NET (LOSS) INCOME TO EBITDA

(In thousands; unaudited)

	For the Quarter Ended		For the Year Ended
	June 30, 2025	June 30, 2024	June 30, 2025	June 30, 2024

Net income (loss) attributable to Twin Disc, Incorporated	$1,424	$7,410	$(1,894)	$10,988
Interest expense	855	394	2,646	1,443
Income tax expense	47	1,515	3,368	4,121
Depreciation and amortization	4,705	2,484	14,899	9,981
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$7,031	$11,803	$19,019	$26,533

RECONCILIATION OF TOTAL DEBT TO NET DEBT

(In thousands; unaudited)

	June 30, 2025	June 30, 2024

Current maturities of long-term debt	$3,000	$2,000
Long-term debt	28,446	23,811
Total debt	31,446	25,811
Less cash	16,109	20,070
Net debt	$15,337	$5,741

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW
(In thousands; unaudited)

	For the Quarter Ended		For the Year Ended
	June 30, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Net cash provided by operating activities	$16,448	$11,499	$23,979	$33,716
Acquisition of property, plant, and equipment	(7,705)	(1,109)	(15,157)	(8,707)
Free cash flow	$8,743	$10,390	$8,822	$25,009

RECONCILIATION OF REPORTED NET SALES TO ORGANIC NET SALES

(In thousands; unaudited)

	For the Quarter Ended		For the Year Ended
	June 30, 2025	June 30, 2024	June 30, 2025	June 30, 2024

Net Sales	$96,678	$84,418	$340,738	$295,127
Less: Acquisitions/Divestitures	(16,457)	-	(43,973)	(2,556)
Less: Foreign Currency Impact	(2,915)	-	(1,423)	-
Organic Net Sales	$77,306	$84,418	$295,342	$292,571

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands; except share amounts, unaudited)

	June 30, 2025	June 30, 2024
ASSETS
Current assets:
Cash	$16,109	$20,070
Trade accounts receivable, net	58,941	52,207
Inventories, net	151,951	130,484
Other current assets	19,914	16,870
Total current assets	246,915	219,631

Property, plant and equipment, net	69,576	58,074
Right-of-use assets operating lease assets	17,250	16,622
Goodwill	2,892	-
Intangible assets, net	13,361	12,686
Deferred income taxes	2,812	2,339
Other noncurrent assets	2,756	2,706
Total assets	$355,562	$312,058

LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term debt	$3,000	$2,000
Current maturities of right-of use operating lease obligations	3,393	2,521
Accounts payable	38,745	32,586
Accrued liabilities	80,655	62,409
Total current liabilities	125,793	99,516

Long-term debt	28,446	23,811
Right-of-use lease obligations	14,357	14,376
Accrued retirement benefits	11,832	7,854
Deferred income taxes	4,320	5,340
Other long-term liabilities	6,423	6,107
Total liabilities	191,171	157,004
Twin Disc, Incorporated shareholders' equity:
Preferred shares authorized: 200,000; issued: none; no par value	-	-
Common shares authorized: 30,000,000; issued: 14,632,802; no par value	42,269	41,798
Retained earnings	125,414	129,592
Accumulated other comprehensive loss	3,730	(6,905)
	171,413	164,485
Less treasury stock, at cost (482,181 and 637,778 shares, respectively)	7,402	9,783
Total Twin Disc, Incorporated shareholders' equity	164,011	154,702
Noncontrolling interest	380	352
Total equity	164,391	155,054
Total liabilities and equity	$355,562	$312,058

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands; unaudited)

	June 30, 2025	June 30, 2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(1,599)	$11,246
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	14,899	9,981
Gain on sale of assets	(98)	(91)
Loss on write-down of industrial product inventory	1,579	-
Loss on sale of boat management product line and related inventory	-	3,099
Gain on Katsa acquisition		(3,724)
Restructuring charges	39	(82)
Benefit for deferred income taxes	(1,581)	(560)
Stock compensation expense and other non-cash changes, net	4,107	3,836
Net change in operating assets and liabilities	6,633	10,011
Net cash provided by operating activities	23,979	33,716

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property, plant, and equipment	(15,157)	(8,707)
Acquisition of Katsa, less cash acquired	(17,236)	-
Acquisition of Kobelt, less cash acquired	-	(23,178)
Proceeds from sale of property, plant, and equipment	147	-
Other, net	(653)	(184)
Net cash used by investing activities	(32,899)	(32,069)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under long-term debt agreement	6,500	-
Borrowings under revolving loan arrangements	122,264	90,534
Repayments of revolving loan arrangements	(122,264)	(81,109)
Repayments of other long-term debt	(2,500)	(2,010)
Dividends paid to shareholders	(2,284)	(1,695)
Dividends paid to noncontrolling interest	(306)	(254)
Payments of right-of-use finance lease obligations	(1,119)	(921)
Payments of withholding taxes on stock compensation	(1,256)	(1,791)
Net cash (used) provided by financing activities	(965)	2,754

Effect of exchange rate changes on cash	5,924	2,406
Net change in cash	(3,961)	6,807
Cash:
Beginning of period	20,070	13,263
End of period	$16,109	$20,070